UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2005

PHH CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On July 28, 2005, the Board of Directors of PHH Corporation (the “Company”) approved Amendment Number One to the 2005 Equity and Incentive Plan (the “Amendment”) which amended the 2005 Equity and Incentive Plan (the “Plan”) to expand the definition of “Subsidiary.” Generally, only employees of the Company or any Subsidiary of the Company are eligible to receive awards under the Plan, and such awards may be forfeited or terminated upon termination of their employment. Prior to the Amendment, the definition of “Subsidiary” included only corporations in which the Company owned, directly or indirectly, 50 percent or more of the combined voting power.

The Amendment expands the definition of “Subsidiary” to include not only corporations, but also limited partnerships, limited liability companies and other entities (collectively, an “Entity”). The Amendment further expands the definition of “Subsidiary” for the limited purpose of ensuring that an employee of the Company or a 50-percent-or-more Subsidiary, who has participated in the Plan for a period of at least one year, is subsequently transferred to an Entity in which the Company owns, directly or indirectly, less than 50 percent of the total combined voting power, and is otherwise in compliance with conditions of the award agreement and the Plan, would not be subject to the forfeiture or termination of any outstanding awards under the Plan as a result of the transfer.

The Amendment was adopted to facilitate the transfer of certain employees of PHH Mortgage Corporation, a wholly-owned subsidiary of the Company, to certain mortgage joint ventures, including PHH Home Loans LLC (the “Mortgage Venture”). The Mortgage Venture will originate and sell mortgage loans primarily through NRT Incorporated, Cendant Corporation’s owned real estate brokerage business.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

	By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel and Secretary

Dated: August 3, 2005